Exhibit j

            Consent of Independent Registered Public Accounting Firm


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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 17, 2006, relating to the financial statements and financial highlights which appears in the November 30, 2005 Annual Report to Shareholders of Phoenix Multi-Portfolio Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Non-Public Holdings Information", "Independent Registered Public Accounting Firm" and "Reports to Shareholders" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 22, 2006